EXHIBIT 99.1


FOR IMMEDIATE RELEASE


For further information contact:
Fred G. Kowal
Chairman of the Board and Chief Executive Officer
Warwick Community Bancorp, Inc.
(845) 986 2206 Ext. 2214


                     FRED G. KOWAL NAMED CHAIRMAN AND CEO OF
                         WARWICK COMMUNITY BANCORP, INC.


Warwick, New York, July 26, 2001 - Warwick Community Bancorp, Inc. (Nasdaq:
WSBI) (the "Company") announced today that Fred G. Kowal has been appointed to replace Timothy A. Dempsey as Chairman and Chief Executive Officer of the Company, effective immediately. Mr. Kowal will continue to serve in his position as President and Chief Executive Officer of The Towne Center Bank, the Company's New Jersey-based commercial bank ("Towne Center"). Ronald J. Gentile will continue in his positions as President and Chief Operating Officer of the Company and President and Chief Executive Officer of The Warwick Savings Bank ("Warwick Savings"). As reported previously, in December 2000, the Company's Board of Directors, as a part of its management succession planning, selected Mr. Kowal to become the successor to Mr. Dempsey. Mr. Kowal joined the Company in January 1999 after 17 years of experience with First Union National Bank, and he became President and CEO of Towne Center when it commenced operations in October 1999. Mr. Kowal was subsequently appointed Vice Chairman and Director of the Company in March 2001.

Warwick Community Bancorp, Inc. is the holding company for Warwick Savings, a New York State chartered stock savings bank, and Towne Center, a New Jersey State chartered stock commercial bank. Warwick Savings was originally founded in 1875 and is a community-oriented savings institution offering a variety of financial services to meet the needs of the community it serves. Towne Center was founded in 1999. Warwick Savings maintains its headquarters in the village of Warwick in Orange County, New York, and operates additional branches in the village of Monroe, the towns of Woodbury, Newburgh and Wallkill, Orange County, New York, and the town of Carmel, Putnam County, New York. Towne Center is headquartered in the town of Lodi, in Bergen County, New Jersey, and has an additional branch office in Moonachie, in Bergen County, New Jersey. Both banks' deposits are insured up to the maximum allowable amount by the Bank Insurance Fund of the FDIC.